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                                                                    EXHIBIT 99.1

             SECOND AMENDMENT TO LG&E ENERGY CORP. RIGHTS AGREEMENT
             ------------------------------------------------------

          SECOND AMENDMENT, dated as of May 20, 1997 (the "Amendment"), to the Rights Agreement, dated as of December 5, 1990, as heretofore amended by the First Amendment thereto dated as of June 7, 1995 (as so amended, the "Rights Agreement"), between LG&E Energy Corp., a Kentucky corporation (the "Company"), and Louisville Gas and Electric Company, a Kentucky corporation, as Rights Agent (the "Rights Agent").

                                  WITNESSETH

          WHEREAS, on December 5, 1990, the Board of Directors of the Company declared a dividend distribution of one Right for each share of Common Stock outstanding at the close of business on the Record Date, each Right representing the right to purchase one one-hundredth of a share of Preferred Stock upon the terms and conditions set forth in the Rights Agreement; and

          WHEREAS, the Rights remain issued and outstanding and the Rights Agreement remains in effect with respect thereto; and

          WHEREAS, no Distribution Date has occurred; and

          WHEREAS, the Company and KU Energy Corporation, a Kentucky corporation ("KU Energy"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which KU Energy would merge with and into the Company; and

          WHEREAS, in connection with the Merger Agreement, KU Energy and the Company may enter into a Stock Option Agreement referred to therein pursuant to which the Company would grant to KU Energy an option to acquire up to 19.9% of the outstanding shares of Common Stock under certain circumstances; and

          WHEREAS, in connection with the Merger Agreement, KU Energy and the Company may enter into a Stock Option Agreement referred to therein pursuant to which KU Energy would grant to the Company an option to acquire up to 19.9% of the outstanding shares of KU Energy common stock under certain circumstances; and

          WHEREAS, in connection with the anticipated approval, execution, and delivery of the Merger Agreement,
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the Board of Directors of the Company has approved, in accordance with Section
26 of the Rights Agreement, this Amendment and has directed the appropriate officers of the Company to take all appropriate steps to execute and deliver this Amendment.


          NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

          (1)  Amendment to Subsection 1(a).
               ----------------------------

          Subsection 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

               "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the outstanding Common Stock (other than as a result of a Permitted Offer) or who or which was such a Beneficial Owner at any time after December 5, 1990, whether or not such Person continues to be the Beneficial Owner of securities representing 15% or more of the Common Stock, provided, however, that the term "Acquiring Person" shall not include (i) an Exempt Person or
          (ii) KU Energy or any Affiliate or Associate of KU Energy, as a result of their acquisition of Beneficial Ownership of shares of Common Stock by reason of the approval, execution, or delivery of the Company Stock Option Agreement or the KU Energy Merger Agreement, or by reason of the consummation of any transaction contemplated by the KU Energy Stock Option Agreement, the Company Stock Option Agreement or the KU Energy Merger Agreement, so long as KU Energy and any Affiliate or Associate of KU Energy is not the Beneficial Owner of any shares of Common Stock other than (w) shares of Common Stock of which KU Energy or any Affiliate or Associate of KU Energy is or becomes the Beneficial Owner by reason of the approval, execution, or delivery of the KU Energy Stock Option Agreement, the Company Stock Option Agreement or the KU Energy Merger Agreement, or by reason of the consummation of any transaction contemplated by the KU Energy Stock Option Agreement, the Company Stock Option Agreement or the KU Energy Merger Agreement, (x) shares of Common Stock Beneficially Owned by KU Energy or

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               any Affiliate or Associate of KU Energy on the date hereof, (y)
               shares of Common Stock of which KU Energy inadvertently becomes the Beneficial Owner after the date hereof, provided that the number of such shares of Common Stock does not exceed 1/2 of 1% of the shares of Common Stock outstanding on the date hereof and that KU Energy divests such shares of Common Stock as soon as practicable after it becomes aware of such acquisition of Beneficial Ownership, and (z) shares of Common Stock of which any Affiliate or Associate of KU Energy becomes the Beneficial Owner after the date hereof, provided that the number of such shares of Common Stock does not exceed 1/2 of 1% of the shares of Common Stock outstanding on the date hereof.

               Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", has become such inadvertently and without any intention of changing or influencing control of the Company, and such Person, as promptly as practicable after being advised of such determination, divests himself or itself of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person", then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

               (2)  Addition of Subsection 1(mm).
                    ----------------------------

               A new Subsection 1(mm) of the Rights Agreement is inserted, to read as follows:

                    "(mm) "KU Energy" shall mean KU Energy Corporation, a
               Kentucky corporation, and its successors."

               (3)  Addition of Subsection 1(nn).
                    ----------------------------

               A new Subsection 1(nn) of the Rights Agreement is inserted, to read as follows:

                    "(nn) "KU Energy Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of May 20, 1997, by and between the Company and KU Energy, as the same may be amended from time to time."

               (4)  Addition of Subsection 1(oo).
                    ----------------------------

                                      -3-
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          A new Subsection 1(oo) of the Rights Agreement is inserted, to read as follows:

               "(oo) "KU Energy Stock Option Agreement" shall mean the Stock Option Agreement, dated as of May 20, 1997, by and between KU Energy, as issuer, and the Company, as grantee, as the same may be amended from time to time."


          (5)  Addition of Subsection 1(pp).
               ----------------------------

               A new Subsection 1(pp) of the Rights Agreement is inserted, to read as follows:

               "(pp) "Company Stock Option Agreement" shall mean the Stock Option Agreement, dated as of May 20, 1997, by and between the Company, as issuer, and KU Energy, as grantee, as the same may be amended from time to time."

          (6) Amendment to Subsection 3(d). Subsection 3(d) of the Rights Agreement is hereby amended by inserting the words "and the Second Amendment dated as of May 20, 1997" after the words "December 5, 1990 as amended by the First Amendment dated as of June 7, 1995" appearing in the legend contained therein.

          (7) Amendment of Exhibit B. The Form of Right Certificate attached as Exhibit B to the Rights Agreement is hereby amended by inserting the phrase "and the Second Amendment dated as of May 20, 1997" after the words "December 5, 1990 as amended by the First Amendment dated as of June 7, 1995" in the first paragraph thereof.

          (8) Effectiveness. This Amendment shall be deemed to be in force and effective immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          (9) Defined Terms. Unless otherwise defined herein, all defined terms used herein shall have the same meanings given to them in the Rights Agreement.

          (10) Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Kentucky and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth.

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          (11) Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall together constitute but one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                                             LG&E ENERGY CORP.

                                             By: /s/ Victor A. Staffieri
                                                -----------------------------
                                                Name:  Victor A. Staffieri
                                                Title: Chief Financial Officer



                                             LOUISVILLE GAS and ELECTRIC
                                             Company, as Rights Agent

                                             By: /s/ John McCall
                                                -----------------------------
                                                Name:  John McCall
                                                Title: Executive Vice President,
                                                       General Counsel and
                                                       Corporate Secretary

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